SMITH BARNEY MONEY FUNDS, INC.

	ARTICLES SUPPLEMENTARY


	Smith Barney Money Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Taxation of Maryland that:

	FIRST: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of Common Stock, the Board of Directors has divided the Cash Portfolio series of the Common Stock of the Corporation into Classes A, C, Y and Z and has provided for the issuance of shares of such classes.

	SECOND: The terms of the Common Stock as set by the Board of Directors are as follows:

		(a) The Cash Portfolio series of the Common Stock shall have four classes of shares, which shall be designated Class A, Class C, Class Y and Class Z, each consisting, until further changed, of the lesser of (x) 4,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock of that series less the total number of shares of all other classes of Common Stock of that series then issued and outstanding.

		(b) All Classes of such series of Common Stock of the Corporation shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights with any other shares of Common Stock of that series; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

			(1) The Class A Shares shall be subject to such front-end sales loads as may be established by the Board of Directors from time to time in accordance with the Investment Company Act of 1940 (the "Investment Company
Act") and applicable rules and regulations of the National
Association of Securities Dealers, Inc. ("NASD").

			(2) The Class A and Class C Shares shall be subject to such contingent deferred sales charges (which may differ between Classes) as may be established from time to time by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD.

			(3) The Class Y and Class Z Shares shall be subject to such front-end sales loads or such contingent deferred sales charges or both as may be established by the Board of Directors from time to time in accordance with the Investment Company Act and applicable rules and regulations of the NASD and as disclosed in the then current Prospectus.



			(4) Expenses related solely to a particular Class of such series (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated, which may differ among the various Classes) shall be borne by that Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class.

			(5) At such time as may be determined by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD and reflected in the current registration statement relating to such series, shares of a particular Class of such series may be automatically converted into shares of another Class; provided, however, that such conversion shall be subject to the continuing availability of an opinion of counsel to the effect that such conversion does not constitute a taxable event under federal income tax law and shall otherwise be in accordance with the Investment Company Act. The Board of Directors, in its sole discretion, may suspend any conversion rights if such opinion is no longer available.

			(6) As to any matter with respect to which a separate vote of any Class is required by the Investment Company
Act or by the Maryland General Corporation Law (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (3) above), such requirement as to a separate vote by that Class shall apply in lieu of single class voting, and, if permitted by the Investment Company Act or any rules, regulations, or order thereunder and the Maryland General Corporation Law, the Classes of more than one series shall vote together as a single Class on any such matter which shall have the same effect on each such Class. As to any matter that does not affect the interest of a particular Class, only the holders of shares of the affected Classes shall be entitled to vote.

	THIRD: The Shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

	IN WITNESS WHEREOF, Smith Barney Money Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and witnessed by its Secretary on July 19, 1994.


WITNESS:						SMITH BARNEY MONEY FUNDS, INC.



                                           	     		By:

Christina T. Sydor, Secretary		    	    Stephen J. Treadway,
							    Chairman of the Board and
								Chief Executive Officer

	THE UNDERSIGNED, Chairman of the Board and Chief Executive Officer of Smith Barney Money Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.





							Stephen J. Treadway,
							Chairman of the Board and
							Chief Executive Officer.